CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated June 28, 2018, relating to the financial statements of PIMCO Flexible Municipal Income Fund which appears in this Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

Kansas City, Missouri

July 17, 2018